Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 23, 2023, with respect to the consolidated financial statements of Magenta Therapeutics, Inc., included herein, and to the reference to our firm under the heading “Experts” in the preliminary proxy statement/prospectus.

/s/ KPMG LLP

Boston, Massachusetts

July 14, 2023